Contact: Thomas Coughlin,
President & CEO
Thomas Keating, CFO
Michael Lesler, COO
(201) 823-0700

BCB Bancorp, Inc. Reports Second Quarter 2020 Net Income of $2.7 Million
Results Reflect Effects of COVID-19
Declared Quarterly Cash Dividend of $0.14 Per Share

BAYONNE, N.J., July 27, 2020 -- BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported net income of $2.7 million for the second quarter of 2020, compared to $2.5 million in the first quarter of 2020, and $5.2 million for the second quarter of 2019. Earnings per diluted share for the second quarter of 2020 were $0.14, compared to $0.12 in the preceding quarter and $0.30 in the second quarter of 2019. For the first six months of the year, net income was $5.2 million, or $0.26 per diluted common share, compared with $10.7 million, or $0.62 per diluted common share, for the first six months of 2019.
The Company’s Board of Directors declared a quarterly cash dividend of $0.14 per share on July 8, 2020. The dividend will be payable August 21, 2020 to shareholders of record August 7, 2020. The current annualized dividend yield is 6.45 percent, based upon the Company’s closing price on July 20, 2020.
“Our second quarter results reflect strong loan and deposit growth in an unprecedented operating environment.  Earnings for the quarter, however, were affected by a number of items including the impact of the COVID-19 pandemic on the economy, and the subsequent increase in our loan loss reserve, as well as the low interest rate environment” stated Thomas Coughlin, President and Chief Executive Officer. “While our asset quality at quarter end remained solid, we evaluated factors related to the COVID-19 pandemic and its impact on our New Jersey and New York markets. Consequently, we recorded $3.3 million to our provision for loan losses in the second quarter, due to the risk of potential loan defaults directly related to COVID-19 factors, bringing our total reserves to $28.8 million.
“The safety and well-being of our customers and employees remains a top priority,” Coughlin continued. “We have taken a structured approach to resuming all branch activity and are still encouraging the use of drive-up services and ATM machines, Digital Banking and Call Center operations. Our employees will continue to primarily work remotely while maintaining our high level of customer service.
“Our participation in the Paycheck Protection Program (“PPP”) offered through the Small Business Administration (“SBA”) helped service the needs of our business customers,” said Coughlin.  “As a result, through July 17, 2020 we have helped approximately 1,000 customers receive $127 million in PPP funding.  We are also assisting small businesses with other borrowing options as they become available, including the Main Street Lending Program and other government sponsored lending programs.”
Executive Summary
•	Net income was $2.7 million in the second quarter of 2020 compared to $5.2 million in the second quarter a year ago.
•	Earnings per diluted share were $0.14 in the second quarter of 2020, compared to $0.30 in the second quarter of 2019.
•	Total assets increased 9.1 percent to $2.987 billion at June 30, 2020 from $2.738 billion a year earlier.
•	Loans receivable, net of allowance for loan losses, increased by 1.9 percent, to $2.344 billion at June 30, 2020, from $2.300 billion a year earlier.
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The provision for loan losses increased by $2.5 million, to $3.3 million for the second quarter of 2020, from $755,000 for the second quarter of 2019, primarily due to factors related to the COVID-19 pandemic.

•	Allowance for loan losses as a percentage of non-accrual loans was 641.7 percent at June 30, 2020, compared to 433.5 percent at June 30, 2019.
•	Total deposits increased 10.6 percent, to $2.442 billion at June 30, 2020 from $2.208 billion a year ago.
•
On July 8, 2020 the Company’s Board of Directors declared a regular quarterly cash dividend of $0.14 per share. The dividend will be payable August 21, 2020, to common shareholders of record on August 7, 2020.

BCBP Reports Second Quarter 2020 Earnings
July 27, 2020

Balance Sheet Review
Total assets increased by $44.9 million, or 1.5 percent, to $2.987 billion at June 30, 2020, from $2.942 billion at March 31, 2020, and increased by $248.7 million, or 9.1 percent, from $2.738 billion at June 30, 2019. The increase in total assets during the quarter mainly related to increases in loans receivable and investment securities, partly offset by a decrease in total cash and cash equivalents.
Loans receivable, net increased by $179.5 million, or 8.3 percent, to $2.344 billion at June 30, 2020 from $2.164 billion at March 31, 2020, and increased by $43.8 million, or 1.9 percent compared to $2.300 billion at June 30, 2019. The increase in loans during the quarter included $48.4 million of purchased loans and $127 million from the Bank’s participation in the federal PPP loan program. The growth in total loans during the first six months of 2020 included increases of $131.6 million in commercial business loans, which include PPP loans, $37.0 million in commercial real estate and multi-family loans, and $6.4 million in construction loans, partly offset by decreases of $1.1 million in home equity loans, $910,000 in residential one-to-four family loans, and $79,000 in consumer loans.
Total investment securities increased by $43.2 million, or 44.5 percent, to $140.2 million at June 30, 2020 from $97.0 million at March 31, 2020, representing purchases of $56.5 million in securities, partly offset by repayments, calls, and maturities.
Total deposits increased by $66.5 million, or 2.8 percent, to $2.442 billion at June 30, 2020, from $2.376 billion at March 31, 2020, and increased by $234.1 million, or 10.6 percent, from $2.208 billion at June 30, 2019. The increases in deposits was primarily related to the continued maturation of the branches opened over the last four years as well as the funds provided to certain depositors as a result of the PPP loan program. Total increases for the first six months of 2020 included $119.2 million in non-interest-bearing deposit accounts, $78.0 million in NOW deposit accounts, $15.0 million in savings and club accounts, and $13.3 million in money market checking accounts, partly offset by a decrease of $145.4 million in certificates of deposit (“CD’s”), including listing service and brokered deposit accounts. Listing service and brokered reciprocal certificates of deposit, which were used as additional sources of deposit liquidity to fund loan growth, totaled $3.9 million and $69.1 million, respectively, at June 30, 2020.
Stockholders’ equity increased by $381,000, or 0.2 percent, to $241.0 million at June 30, 2020 from $240.6 million three months earlier, and increased $19.9 million, or 9.0 percent, from $221.2 million a year ago. Additional paid-in-capital  increased $3.6 million to $219.1 million at June 30, 2020 from $215.5 million at March 31, 2020, and increased $17.3 million compared to $201.8 million at June 30, 2019. The increases primarily related to the issuance of $3.1 million of Series H preferred stock in the second quarter of 2020 and the issuance of $12.5 million of common stock in the fourth quarter of 2019. Treasury stock increased $3.6 million to $26.9 million at June 30, 2020 from $23.3 million at March 31, 2020, and increased $4.9 million compared to $22.0 million at June 30, 2019, reflecting the repurchase of Company common shares. Accumulated other comprehensive income increased $453,000 to $724,000 at June 30, 2020 from $271,000 at March 31, 2020, and increased $2.7 million when compared to a loss of $1.9 million at June 30, 2019 related to significant improvements in the value of available-for-sale securities, as a result of the general decrease in market interest rates.
Second Quarter 2020 Income Statement Review
Net interest income decreased by $2.9 million, or 13.8 percent, to $18.0 million for the second quarter of 2020 from $20.9 million for the second quarter of 2019. The decrease in net interest income resulted primarily from a decrease in the average yield on interest-earning assets of 95 basis points to 3.71 percent for the second quarter of 2020, from 4.66 percent for the second quarter of 2019, which was partly offset by an increase in the average balance of interest-earning assets of $296.5 million, or 11.2 percent, to $2.934 billion for the second quarter of 2020, compared to $2.638 billion for the second quarter of 2019. Interest expense decreased related to a decrease in the average rate on interest-bearing liabilities of 25 basis points to 1.55 percent for the second quarter of 2020 from 1.80 percent for the second quarter of 2019, partly offset by an increase in the average balance of interest-bearing liabilities of $185.8 million, or 8.5 percent, to $2.380 billion for the second quarter of 2020 from $2.194 billion for the second quarter of 2019. The Company has been aggressively managing the cost of funds and it anticipates the opportunity for further reductions. Approximately $480 million of certificates of deposit, with an average rate of 2.19%, will mature in the next four months and is projected to be replaced at significantly lower rates.  The lower rates for interest income and interest expense were driven by the reduction of the federal funds rate by 225 basis points during the second half of 2019 and first quarter of 2020 and average rates for interest income were affected by the inclusion of PPP loans at 1%. Interest income on loans also included $271,000 of amortization of purchase credit fair value adjustments related to the acquisition of IA Bancorp (“IAB”) for the three months ended June 30, 2020, which added approximately four basis points to the average yield on interest earning assets.

BCBP Reports Second Quarter 2020 Earnings
July 27, 2020

Net interest margin was 2.45 percent for the second quarter of 2020, compared to 2.63 percent for the first quarter of 2020 and 3.16 percent for the second quarter of 2019. The primary factor in the net interest margin decrease from the first quarter to the second quarter was the effect of the Fed rate reductions towards the end of the first quarter of 2020, which was an average 120 basis point drop on $551 million in average interest-earning deposits, and served to lower the net interest margin by 23 basis points.  Interest income recorded from non-accruing loans in the first quarter, and the addition of $127 million in PPP loans earning one percent in the second quarter, resulted in a net decrease of approximately nine basis points for these two items when comparing the second and first quarters. The Bank substantially reduced deposit rates late in the second quarter, the impact of which was not immediately recognized in the margin calculation.  The deposit rate reductions, combined with the CD maturity repricing coming in the last half of 2020, should generate an improvement in the net interest margin. “The net interest margin contraction during the second quarter also resulted from high levels of liquidity that are earning record low rates, the current volatile financial market attributable to the COVID-19 pandemic and the resulting low interest rate environment. We believe that the effective execution of these initiatives should begin to raise the net interest margin in near future quarters,” said Coughlin.
Total non-interest income decreased by $220,000, or 16.6 percent, to $1.1 million for the second quarter of 2020, from $1.3 million for the second quarter of 2019. The decrease in total non-interest income was mainly related to a decrease of $380,000 in gains on sales of loans, a decrease of $265,000 in fees and service charges, partially offset by a net increase of $468,000 in unrealized gains on equity securities. The lower level of loan sales was attributable to the curtailment of loan growth, while unrealized gains or losses on equity securities are based on market conditions. The decline in fees and service charges related in part to the pandemic condition as well as lower servicing fee income resulting from fewer loan sales.
Total non-interest expense decreased by $1.9 million, or 14.0 percent, to $12.0 million for the second quarter of 2020 from $13.9 million for the second quarter of 2019. Salaries and employee benefits expense decreased by $1.2 million, or 17.9 percent, to $5.7 million for the second quarter of 2020 from $6.9 million for the second quarter of 2019, primarily related to $1.1 million of costs deferred for PPP loans and fewer full-time equivalent employees, partly offset by traditional annual compensation increases. Occupancy and equipment expense increased by $261,000, or 9.9 percent, to $2.9 million for the second quarter of 2020, from $2.6 million for the second quarter of 2019, largely related to costs incurred for an upcoming de novo branch set to open later in the year, as well as the opening of two de novo branches and the relocation of one of our existing branches during 2019. Data processing and service fees increased by $220,000, or 30.1 percent, to $951,000 for the second quarter of 2020 from $731,000 for the second quarter of 2019. The increase was largely attributable to additional branches and system applications. Regulatory assessments decreased by $166,000, or 39.8 percent, to $251,000 for the second quarter of 2020 from $417,000 for the second quarter of 2019. The decrease was primarily due to a decrease in the FDIC assessment rate, partly offset by an increase in the FDIC assessment base.
The income tax provision decreased by $1.2 million, or 51.6 percent, to $1.1 million for the second quarter of 2020 from $2.3 million for the second quarter of 2019. The decrease in the income tax provision was a result of lower taxable income for the second quarter of 2020 as compared with that same period for 2019. The consolidated effective tax rate for the second quarter of 2020 was 29.1 percent compared to 30.7 percent for the second quarter of 2019. The lower rate in the current period related primarily to a one percent reduction in the New Jersey surtax rate.
Year to Date Income Statement Review
Net interest income decreased by $5.0 million, or 12.0 percent, to $36.8 million for the first six months of 2020 from $41.8 million for the first six months of 2019. Net interest margin was 2.54 percent for the first six months of 2020 and 3.17 percent for the first six months of 2019. The decrease in net interest income resulted primarily from a decrease in the average yield on interest-earning assets of 74 basis points to 3.91 percent for the six months ended June 30, 2020 from 4.65 percent for the six months ended June 30, 2019, partly offset by an increase in the average balance of interest-earning assets of $262.8 million, or 10.0 percent, to $2.896 billion for the six months ended June 30, 2020 from $2.633 billion for the six months ended June 30, 2019. Interest expense increased related to an increase in the average balance of interest-bearing liabilities of $185.5 million, or 8.4 percent, to $2.387 billion for the six months ended June 30, 2020 from $2.201 billion for the six months ended June 30, 2019, partly offset by a decrease in the average rate on interest-bearing liabilities of 11 basis points to 1.66 percent for the six months ended June 30, 2020 from 1.77 percent for the six months ended June 30, 2019. The decrease in the net interest margin was the result of the current volatile financial markets attributable to the COVID-19 pandemic, the low interest rate environment and high levels of liquidity that are earning record low rates. Interest income on loans also included $736,000 of amortization of purchase credit fair value adjustments related to the acquisition of IAB for the six months ended June 30, 2020, which added approximately four basis points to the average yield on interest earning assets.

BCBP Reports Second Quarter 2020 Earnings
July 27, 2020

Total non-interest income decreased by $1.2 million, or 40.1 percent, to $1.8 million for the first six months of 2020 from $3.0 million for the first six months of 2019. The decrease in total non-interest income was mainly related to a decrease of $637,000 in gains on sales of loans, a decrease of $422,000 in fees and service charges, a decrease of $263,000 in unrealized gains on equity securities, and a decrease of $107,000 in gains on sales of impaired loans, partly offset by an increase in other non-interest income of $266,000. The lower level of loan sales was attributable to the curtailment of loan growth, while unrealized gains or losses on equity securities are based on market conditions. The decline in fees and service charges related in part to the pandemic condition as well as lower servicing fee income resulting from fewer loan sales. The increase in other non-interest income related primarily to the reversal of certain liabilities previously recorded for IAB acquired loans that paid during the first six months of 2020.
Total non-interest expense decreased by $1.4 million, or 4.9 percent, to $26.3 million for the first six months of 2020 from $27.7 million for the first six months of 2019. Salaries and employee benefits expense decreased by $762,000, or 5.5 percent, to $13.1 million for the first six months of 2020 from $13.8 million for the first six months of 2019, primarily related to $1.1 million of costs deferred for PPP loans and fewer full-time equivalent employees, partly offset by normal compensation increases. The PPP costs deferred represent current period salaries and benefit costs associated with direct PPP loan origination costs, which are amortized over the life of the loan.
The income tax provision decreased by $2.6 million, or 53.9 percent, to $2.2 million for the first six months of 2020 from $4.8 million for the first six months of 2019. The decrease in the income tax provision was a result of lower taxable income for the first six months of 2020 as compared to that same period for 2019. The consolidated effective tax rate for the first six months of 2020 was 29.5 percent compared to 30.8 percent for the same period of 2019. The lower rate in the current period related primarily to a one percent reduction in the New Jersey surtax rate.
Asset Quality
The provision for loan losses increased by $2.5 million, to $3.3 million for the second quarter of 2020, compared to $755,000 for the second quarter of 2019, primarily due to factors related to the COVID-19 pandemic. In the first quarter of 2020, the provision for loan losses was $1.5 million. Year-to-date, the provision for loan losses increased by $3.2 million to $4.8 million for the first six months of 2020 from $1.6 million for the first six months of 2019.
The Bank had non-accrual loans totaling $4.5 million, or 0.19 percent, of gross loans at June 30, 2020 compared to $5.5 million, or 0.24 percent, of gross loans a year ago, and $4.4 million, or 0.20 percent of gross loans, at March 31, 2020.
Performing troubled debt restructured (“TDR”) loans that were not included in nonaccrual loans at June 30, 2020, were $16.2 million, compared to $16.3 million at March 31, 2020 and $21.8 million at June 30, 2019.  Borrowers who are in financial difficulty and who have been granted concessions (excluding COVID-19 modifications) that may include interest rate reductions, term extensions, or payment alterations are categorized as TDR loans.
The allowance for loan losses was $28.8 million, or 1.22 percent of gross loans, at June 30, 2020, as compared to an allowance for loan losses of $23.8 million, or 1.02 percent of gross loans, at June 30, 2019.
During the second quarter of 2020, the Company recognized $7,000 in net recoveries compared to $30,000 in net recoveries for the second quarter of 2019 and $300,000 in net recoveries during the first quarter of 2020.
The temporary COVID-19 pandemic has clearly caused disruption to the global economy, but the extent and duration of the disruption is uncertain at this time. Management will continue to monitor the activity for loan deferment requests and delinquencies on a regular basis.
COVID-19 Overview:
With the global outbreak of COVID-19 and the declaration of a pandemic by the World Health Organization on March 11, 2020, the Company remains focused on protecting the health and well-being of its employees and the communities in which it operates while assuring the continuity of its business operations.

BCBP Reports Second Quarter 2020 Earnings
July 27, 2020

The Company activated its dedicated pandemic team that proactively implemented its business continuity plans and has taken a variety of measures to ensure the ongoing availability of services, while taking health and safety measures, including enhanced cleaning and hygiene protocols in all of its facilities and remote work policies, where possible. To date, as a result of these business continuity measures, the Company has not experienced significant disruptions in its operations.

“We believe we have sufficient liquidity on hand to continue business operations during this volatile period,” said Coughlin.  As of June 30, 2020, the Company had over $400 million of cash on hand and available wholesale borrowing capacity of over $700 million.”

COVID-19 Response
Operational Initiatives
•	The Pandemic response team meets on a weekly basis and actively monitors guidance released by regulators, and banking associations.
•	In-person meetings are closely managed and are held on an as needed basis only.
•	Employees are working remotely, temporarily relocated or are working alternate days to increase social distancing.
•	Branch and operational offices are cleaned and sanitized weekly. This practice will continue until further notice. Employees have access to masks, gloves and disinfectant.
•	Most branch lobbies are open to the public. Masks are required for entry and social distancing is strictly enforced.
•	Management provides updates to employees on a regular basis.
•	The Call Center is open seven days a week to assist with customer inquiries.

Allowance for Loan Losses (“ALLL”)
•
Although several of the Company’s asset quality metrics have not been adversely affected in a significant manner during the first six months of 2020, management determined it is prudent to increase its loan loss reserves through the addition of $3.3 million and $4.8 million in loan loss provisions for the three and six-month periods ended June 30, 2020, respectively,  due primarily to the economic downturn as a result of the COVID-19 pandemic. This compares to $755,000 and $1.6 million in loan loss provisions for the three and six-month periods ended June 30, 2019, respectively. The loan loss reserve to total loans ratio was 1.22 percent at June 30, 2020 compared to 1.02 percent at June 30, 2019. The increased reserve includes provisions taken in response to changes in risks associated with loan classification assignments and a declining economy in New Jersey and New York.

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The Bank considered qualitative factors, such as changes in underwriting policies, current economic conditions, delinquency statistics, the adequacy of the underlying collateral and the financial strength of borrowers. All of these factors are likely to be affected by the COVID-19 pandemic. Individual deferred loans were stress tested to assess potential credit risks. Based upon a review of this assessment, management determined that probable COVID-19 related losses that can be reasonably estimated approximated $4.8 million.  The impact of COVID-19 is likely to be felt over the next several quarters. Adjustments to the ALLL may be required as the full impact of COVID-19 on the Bank’s borrowers’ capacity to make payments and the value of the underlying collateral becomes known.

BCBP Reports Second Quarter 2020 Earnings
July 27, 2020

Loan Deferments

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The Bank, like other financial institutions, has received a significant number of requests to defer principal and/or interest payments, and has agreed to such deferrals or is in the process of doing so on a case by case basis. The banking regulatory agencies, through an Interagency Statement dated April 7, 2020, are encouraging financial institutions to work prudently with borrowers who request loan modifications or deferrals as a result of COVID-19.

•
The Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, was signed into law on March 27, 2020, and provided over $2.0 trillion in emergency economic relief to individuals and businesses impacted by the COVID-19 pandemic. Under Section 4013 of the CARES Act, loans less than 30 days past due as of December 31, 2019 will be considered current for COVID-19 modifications. A financial institution can then suspend the requirements under GAAP for loan modifications related to COVID-19 that would otherwise be categorized as a troubled debt restructuring (“TDR”), and suspend any determination of a loan modified as a result of COVID-19 as being a TDR, including the requirement to determine impairment for accounting purposes. These loans are accruing interest, but the Bank is reserving for these loans separately.

•
The Bank began receiving requests for loan deferments on March 13, 2020. The forbearance period provided by the Bank is generally three months with the Bank retaining the sole option to extend the forbearance period for an additional three months. Payments received upon the expiration of the forbearance period will first be applied to interest accrued, then towards escrow advances, and any remaining amount towards principal.

             The following is a summary of deferments by loan type (dollars in thousands):

	June 30, 2020			July 21, 2020
	Number of Loans	Balance	Weighted Average Interest Rate	Number of Loans	Balance	Weighted Average Interest Rate
Residential one-to-four family	131	$50,073	4.3%	69	$27,979	4.5%
Commercial and multi-family	371	473,861	4.4	284	384,736	4.4
Construction	3	17,959	5.5	4	13,645	5.5
Commercial business	81	32,185	5.7	63	33,077	5.7
Home equity	35	4,388	4.6	20	2,229	4.8
	621	$578,466	4.6%	440	$461,666	4.5%

BCBP Reports Second Quarter 2020 Earnings
July 27, 2020

Loan deferments peaked at $730.1 million in mid-June. The Company has worked diligently with our customers by reaching out to them as the end of the three-month deferral term was approaching, and to understand the need for any prudent requests of an extension of the deferral period. The Company has been encouraged with the results as we have experienced a 37% decline in loan deferment balances through July 21 since the peak in June. The remaining deferred loans will reach the end of their deferrals as follows:

Loan Deferment Maturities (in Thousands)

	Through July 31	August	September	October	November	Total
Call Report Categories
1st Deferment
Commercial construction and land loans	$2,692	$-	$9,969	$1,877	$-	$14,538
Home equity lines of credit	212	1,191	-	-	-	1,403
Primary residential mortgage	1,140	35,757	9,478	1,796	269	48,440
Junior lien loan on residence	385	425	102	52	-	964
Multifamily property	314	19,812	992	350	-	21,468
Owner-occupied commercial real estate	2,880	52,613	975	3,439	-	59,907
Investment commercial real estate	18,759	115,428	13,431	1,059	140	148,817
Commercial and industrial	341	7,208	8,323	-	-	15,872
Consumer and other loans	-	98	-	-	-	98
Total	$26,723	$232,532	$43,270	$8,573	$409	$311,507

2nd Deferment
Commercial construction and land loans	$-	$-	$-	$-	$-	$-
Home equity lines of credit	-	-	250	69	60	379
Primary residential mortgage	-	2,410	947	10,540	1,670	15,567
Junior lien loan on residence	-	-	-	250	32	282
Multifamily property	-	3,447	2,011	15,747	227	21,432
Owner-occupied commercial real estate	-	1,909	4,530	27,544	12,139	46,122
Investment commercial real estate	-	5,604	2,253	34,305	15,288	57,450
Commercial and industrial	-	225	525	7,302	875	8,927
Consumer and other loans	-	-	-	-	-	-
Total	$-	$13,595	$10,516	$95,757	$30,291	$150,159

Total Loan Deferments	$26,723	$246,127	$53,786	$104,330	$30,700	$461,666

Management continues to perform detail stress testing of loan deferments related to various loan to value and cash flow scenarios. The specific ALLL reserves allocated to these stress tests are adequate and will continue to be analyzed as the economic conditions progress.

BCBP Reports Second Quarter 2020 Earnings
July 27, 2020

Paycheck Protection Program (PPP)
•	As a qualified Small Business Association (“SBA”) lender, we were automatically authorized to originate PPP loans.
•	Due to the volume of applications received, the Bank had to suspend accepting any additional requests for PPP loans as of April 10, 2020, but resumed the program shortly thereafter.
•	Through July 15, 2020, the Bank had closed and funded approximately $127 million for almost 1,000 PPP loans.
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The Company had received approximately $4.2 million of processing fees from the SBA through June 30, 2020. These fees, net of direct costs relating to the origination of these loans, have been deferred and are being amortized over the life of the loans. The amount of net deferred fees recorded to interest income through June 30, 2020 was approximately $275,000. Loan forgiveness payments will be treated as prepayments and recognized as they occur. It is now likely that the majority of loan forgiveness will occur in 2021, as the SBA recently extended the period that borrowers can spend the funds from eight weeks to 24 weeks. Once the customer applies for the forgiveness, the Company then has 60 days to approve and then the SBA has 90 days to approve on its end. The Company anticipates recognizing $370,000 of net deferred fee income in each of the third and fourth quarters in 2020, excluding any amounts resulting from loan forgiveness.

Main Street Lending Program
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The Main Street Lending Program is a program announced on April 9, 2020, under which the Federal Reserve will purchase loans that banks give to small and mid-sized businesses. The Fed will purchase 95% of each loan.

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The program is designed to keep credit flowing to small and mid-sized businesses that were in good financial standing before the onset of the COVID-19 crisis, but which are now under extreme stress due to stay-at-home and business closure orders from state and local governments. The Bank has been approved as an eligible lender, and has received inquiries since the program became operational on July 8, 2020.

Industry Exposure
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The Company has identified various industries that may be particularly adversely impacted by the COVID-19 pandemic. Though the hotspots may change through the progression of the pandemic, the following sectors are currently being disproportionately impacted: Strip Retail, Hospitality/Hotels, Golf Courses and Banquet Halls, Restaurants, and Retail. At June 30, 2020, the Bank’s portfolio and deferment balances for these industries, as a percent of the total loan portfolio, were as follows:

Description	Portfolio Balance ($000’s)	Percentage of Loan Portfolio	Deferment Balance ($000’s)	Percentage of Loan Portfolio
Strip Retail	$124,831	5%	$68,134	3%
Hospitality/Hotels	71,407	3	32,032	1
Golf Courses and Banquet Halls	49,835	2	17,789	1
Restaurant (standalone)	43,972	2	17,261	1
Retail (one-to-three units)	71,519	3	14,158	1
	$361,564	15%	$149,374	7%

BCBP Reports Second Quarter 2020 Earnings
July 27, 2020

IT Changes
•
To protect the well-being of our staff and customers, the Company has set up resources for some employees to work from home. To facilitate the move, we allocated laptop computers to staff and enhanced our ability to access the network offsite.

Liquidity and Capital Resources
•
The Company was well positioned with adequate levels of cash and liquid assets as of June 30, 2020, as well as wholesale borrowing capacity of over $700 million, to cover the lack of payments for COVID-19 loan deferments. At June 30, 2020, the Company’s equity to asset ratio was 8.1% and the Bank’s capital was in excess of regulatory requirements. The Company issued $3.1 million of Series H 3.5% preferred stock in the second quarter of 2020, which will serve to replace most of the scheduled redemption of $3.9 million of Series C 6.0% preferred stock in August, 2020. The Company had $4.9 million of stock repurchases for the first six months of 2020, and the program concluded in May, 2020. The Company will continue to monitor the effects of COVID-19 in determining future cash dividends and any requirement for additional capital each quarter.

About BCB Bancorp, Inc.
Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 31 branch offices in Bayonne, Carteret, Colonia, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lodi, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, three branches in Hicksville and Staten Island, New York, and a loan production office in Hoboken. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services.  For more information, please go to www.bcb.bank.
In September 2019, the Company announced its inclusion into the prestigious Sandler O'Neill Sm-All Stars Class of 2019, an elite group of 30 publicly traded small-cap banks and thrifts, based on growth, profitability, credit quality and capital strength.
Forward-Looking Statements
This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
In addition to factors previously disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission (the "SEC") and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of the Bank’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.

BCBP Reports Second Quarter 2020 Earnings
July 27, 2020

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•
if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•
as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;
•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and
•	FDIC premiums may increase if the agency experiences additional resolution costs.
Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.
Explanation of Non-GAAP Financial Measures
Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods in question.
The Company provides measurements and ratios based on tangible stockholders' equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.
For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

BCBP Reports Second Quarter 2020 Earnings
July 27, 2020

	Statements of Income (unaudited) - Three Months Ended,
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020 vs. March 31, 2020
Interest and dividend income:	(In thousands, except share amounts)
Loans, including fees	$26,123	$26,814	$28,634	-2.6%	-8.8%
Mortgage-backed securities	494	563	738	-12.3%	-33.1%
Other investment securities	246	8	197	2975.0%	24.9%
FHLB stock and other interest earning assets	343	2,034	1,173	-83.1%	-70.8%
Total interest and dividend income	27,206	29,419	30,742	-7.5%	-11.5%

Interest expense:
Deposits:
Demand	1,562	2,208	1,750	-29.3%	-10.7%
Savings and club	106	105	110	1.0%	-3.6%
Certificates of deposit	5,695	6,432	6,097	-11.5%	-6.6%
	7,363	8,745	7,957	-15.8%	-7.5%
Borrowings	1,852	1,896	1,920	-2.3%	-3.5%
Total interest expense	9,215	10,641	9,877	-13.4%	-6.7%

Net interest income	17,991	18,778	20,865	-4.2%	-13.8%
Provision for loan losses	3,300	1,500	755	120.0%	337.1%

Net interest income after provision for loan losses	14,691	17,278	20,110	-15.0%	-26.9%

Non-interest income:
Fees and service charges	537	726	802	-26.0%	-33.0%
Gain on sales of loans	57	61	437	-6.6%	-87.0%
Gain on sales of other real estate owned	-	-	45	0.0%	-100.0%
Gain on sale of investment securities	40	-	21	0.0%	90.5%
Unrealized gain (loss) on equity investments	442	(440)	(26)	200.5%	1800.0%
Other	32	336	49	-90.5%	-34.7%
Total non-interest income	1,108	683	1,328	62.2%	-16.6%

Non-interest expense:
Salaries and employee benefits	5,682	7,389	6,918	-23.1%	-17.9%
Occupancy and equipment	2,910	2,824	2,649	3.0%	9.9%
Data processing and service fees	951	938	731	1.4%	30.1%
Professional fees	398	470	473	-15.3%	-15.9%
Director fees	365	358	316	2.0%	15.5%
Regulatory assessment fees	251	321	417	-21.8%	-39.8%
Advertising and promotional	26	61	123	-57.4%	-78.9%
Other real estate owned, net	21	26	124	19.2%	-83.1%
Other	1,348	1,977	2,143	-31.8%	-37.1%
Total non-interest expense	11,952	14,364	13,894	-16.8%	-14.0%

Income before income tax provision	3,847	3,597	7,544	7.0%	-49.0%
Income tax provision	1,121	1,076	2,317	4.2%	-51.6%

Net Income	2,726	2,521	5,227	8.1%	-47.8%
Preferred stock dividends	341	341	342	0.0%	-0.3%
Net Income available to common stockholders	$2,385	$2,180	$4,885	9.4%	-51.2%

Net Income per common share-basic and diluted
Basic	$0.14	$0.12	$0.30	16.7%	-53.3%
Diluted	$0.14	$0.12	$0.30	16.7%	-53.3%

Weighted average number of common shares outstanding
Basic	17,179	17,502	16,413	-1.8%	4.7%
Diluted	17,183	17,551	16,471	-2.1%	4.3%

BCBP Reports Second Quarter 2020 Earnings
July 27, 2020

	Statements of Income (unaudited) - Six Months Ended,
	June 30, 2020	June 30, 2019	June 30, 2020 vs. June 30, 2019
Interest and dividend income:	(In thousands, except share amounts)
Loans, including fees	$52,937	$56,867	-6.9%
Mortgage-backed securities	1,057	1,508	-29.9%
Other investment securities	254	325	-21.8%
FHLB stock and other interest earning assets	2,377	2,520	-5.7%
Total interest and dividend income	56,625	61,220	-7.5%

Interest expense:
Deposits:
Demand	3,770	3,326	13.3%
Savings and club	211	223	-5.4%
Certificates of deposit	12,127	12,087	0.3%
	16,108	15,636	3.0%
Borrowings	3,748	3,817	-1.8%
Total interest expense	19,856	19,453	2.1%

Net interest income	36,769	41,767	-12.0%
Provision for loan losses	4,800	1,644	192.0%

Net interest income after provision for loan losses	31,969	40,123	-20.3%

Non-interest income:
Fees and service charges	1,263	1,685	-25.0%
Gain on sales of loans	118	755	-84.4%
Gain on bulk sale of impaired loans held in portfolio	-	107	-100.0%
Gain on sales of other real estate owned	-	53	-100.0%
Gain on sale of investment securities	40	21	90.5%
Unrealized gain on equity investments	2	265	-99.2%
Other	368	102	260.8%
Total non-interest income	1,791	2,988	-40.1%

Non-interest expense:
Salaries and employee benefits	13,071	13,833	-5.5%
Occupancy and equipment	5,734	5,279	8.6%
Data processing and service fees	1,889	1,452	30.1%
Professional fees	868	1,006	-13.7%
Director fees	723	634	14.0%
Regulatory assessments	572	874	-34.6%
Advertising and promotional	87	196	-55.6%
Other real estate owned, net	47	108	-56.5%
Other	3,325	4,289	-22.5%
Total non-interest expense	26,316	27,671	-4.9%

Income before income tax provision	7,444	15,440	-51.8%
Income tax provision	2,197	4,762	-53.9%

Net Income	5,247	10,678	-50.9%
Preferred stock dividends	682	659	3.5%
Net Income available to common stockholders	$4,565	$10,019	-54.4%

Net Income per common share-basic and diluted
Basic	$0.26	$0.62	-58.1%
Diluted	$0.26	$0.62	-58.1%

Weighted average number of common shares outstanding
Basic	17,340	16,245	6.7%
Diluted	17,366	16,290	6.6%

BCBP Reports Second Quarter 2020 Earnings
July 27, 2020

Statements of Financial Condition (unaudited)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020 vs. March 31, 2020
ASSETS	(In thousands, except share amounts)
Cash and amounts due from depository institutions	$18,799	$24,292	$20,660	-22.6%	-9.0%
Interest-earning deposits	393,450	570,894	206,982	-31.1%	90.1%
Total cash and cash equivalents	412,249	595,186	227,642	-30.7%	81.1%

Interest-earning time deposits	735	735	735	-	-
Debt securities available for sale	127,518	95,429	116,258	33.6%	9.7%
Equity investments	12,683	1,580	5,901	702.7%	114.9%
Loans held for sale	760	838	-	-9.3%	-
Loans receivable, net of allowance for loan losses
of $28,842, $25,534, and $23,789 respectively	2,343,593	2,164,057	2,299,765	8.3%	1.9%
Federal Home Loan Bank of New York stock, at cost	13,529	14,586	13,821	-7.2%	-2.1%
Premises and equipment, net	18,653	19,292	19,482	-3.3%	-4.3%
Operating lease right-of-use asset	13,335	14,084	14,650	-5.3%	-9.0%
Accrued interest receivable	16,569	8,936	9,315	85.4%	77.9%
Other real estate owned	1,623	1,623	1,235	0.0%	31.4%
Deferred income taxes	11,339	10,653	12,962	6.4%	-12.5%
Goodwill and other intangibles	5,519	5,535	5,587	-0.3%	-1.2%
Other assets	8,771	9,469	10,777	-7.4%	-18.6%
Total Assets	$2,986,876	$2,942,003	$2,738,130	1.5%	9.1%

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$390,912	$293,174	$278,602	33.3%	40.3%
Interest bearing deposits	2,051,321	2,082,547	1,929,620	-1.5%	6.3%
Total deposits	2,442,233	2,375,721	2,208,222	2.8%	10.6%
FHLB advances	242,800	262,800	245,800	-7.6%	-1.2%
Subordinated debentures	36,926	36,868	36,693	0.2%	0.6%
Operating lease liability	13,521	14,246	14,724	-5.1%	-8.2%
Other liabilities	10,377	11,730	11,538	-11.5%	-10.1%
Total Liabilities	2,745,857	2,701,365	2,516,977	1.6%	9.1%

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized	-	-	-	-	-
Additional paid-in capital preferred stock	27,956	24,876	25,016	12.4%	11.8%
Common stock: no par value, 40,000,000 shares authorized	-	-	-	-	-
Additional paid-in capital common stock	191,160	190,658	176,767	0.3%	8.1%
Retained earnings	48,097	48,168	43,347	-0.1%	11.0%
Accumulated other comprehensive (loss)	724	271	(1,929)	167.2%	-137.5%
Treasury stock, at cost	(26,918)	(23,335)	(22,048)	15.4%	22.1%
Total Stockholders' Equity	241,019	240,638	221,153	0.2%	9.0%

Total Liabilities and Stockholders' Equity	$2,986,876	$2,942,003	$2,738,130	1.5%	9.1%

Outstanding common shares	17,057	17,407	16,461	-2.0%	3.6%

BCBP Reports Second Quarter 2020 Earnings
July 27, 2020

	Three Months Ended June 30,
	2020			2019
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,276,740	$26,123	4.59%	$2,329,209	$28,634	4.92%
Investment Securities	106,777	740	2.77%	124,520	935	3.00%
Interest-earning deposits	550,929	343	0.25%	184,266	1,173	2.55%
Total Interest-earning assets	2,934,446	27,206	3.71%	2,637,995	30,742	4.66%
Non-interest-earning assets	83,651			78,478
Total assets	$3,018,097			$2,716,473
Interest-bearing liabilities:
Interest-bearing demand accounts	$466,565	$797	0.68%	$341,418	$648	0.76%
Money market accounts	327,533	765	0.93%	253,633	1,102	1.74%
Savings accounts	269,299	106	0.16%	259,398	110	0.17%
Certificates of Deposit	1,029,281	5,695	2.21%	1,056,375	6,097	2.31%
Total interest-bearing deposits	2,092,677	7,363	1.41%	1,910,823	7,957	1.67%
Borrowed funds	287,347	1,852	2.58%	283,424	1,920	2.71%
Total interest-bearing liabilities	2,380,024	9,215	1.55%	2,194,247	9,877	1.80%
Non-interest-bearing liabilities	399,638			304,681
Total liabilities	2,779,662			2,498,928
Stockholders' equity	238,435			217,545
Total liabilities and stockholders' equity	$3,018,097			$2,716,473
Net interest income		$17,991			$20,865
Net interest rate spread(1)			2.16%			2.86%
Net interest margin(2)			2.45%			3.16%

(1) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average total interest-earning assets.
(3) Annualized.

BCBP Reports Second Quarter 2020 Earnings
July 27, 2020

	Six Months Ended June 30,
	2020			2019
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,230,683	$52,937	4.75%	$2,322,674	$56,867	4.90%
Investment Securities	99,542	1311	2.63%	125,139	1833	2.93%
Interest-earning deposits	565,776	2,377	0.84%	185,368	2,520	2.72%
Total Interest-earning assets	2,896,001	56,625	3.91%	2,633,181	61,220	4.65%
Non-interest-earning assets	79,193			70,550
Total assets	$2,975,194			$2,703,731
Interest-bearing liabilities:
Interest-bearing demand accounts	$436,952	$1,655	0.76%	$341,538	$1,252	0.73%
Money market accounts	324,383	2,115	1.30%	245,368	2,074	1.69%
Savings accounts	264,510	210	0.16%	259,958	223	0.17%
Certificates of Deposit	1,074,671	12,128	2.26%	1,070,757	12,087	2.26%
Total interest-bearing deposits	2,100,516	16,108	1.53%	1,917,621	15,636	1.63%
Borrowed funds	286,089	3,748	2.62%	283,442	3,817	2.69%
Total interest-bearing liabilities	2,386,605	19,856	1.66%	2,201,063	19,453	1.77%
Non-interest-bearing liabilities	349,707			290,511
Total liabilities	2,736,312			2,491,574
Stockholders' equity	238,882			212,157
Total liabilities and stockholders' equity	$2,975,194			$2,703,731
Net interest income		$36,769			$41,767
Net interest rate spread(1)			2.25%			2.88%
Net interest margin(2)			2.54%			3.17%

(1) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average total interest-earning assets.
(3) Annualized.

BCBP Reports Second Quarter 2020 Earnings
July 27, 2020

	Financial Condition data by quarter
	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019

	(In thousands, except tangible book value)
Total assets	$2,986,876	$2,942,003	$2,907,468	$2,825,499	$2,738,130
Cash and cash equivalents	412,249	595,186	550,353	376,611	227,642
Securities	140,201	97,009	94,113	104,075	122,159
Loans receivable, net	2,343,593	2,164,057	2,178,407	2,253,699	2,299,765
Deposits	2,442,233	2,375,721	2,362,063	2,263,457	2,208,222
Borrowings	279,726	299,668	282,610	312,552	282,493
Stockholders’ equity	241,019	240,638	239,473	223,719	221,153
Book value per common share[1]	$14.13	$13.82	$13.67	$13.58	$13.43
Tangible book value per share[2]	$12.18	$12.09	$11.94	$11.72	$11.58

	Operating data by quarter
	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019

	(In thousands, except for per share amounts)
Net interest income	$17,991	$18,778	$20,077	$20,760	$20,865
Provision (credit) for loan losses	3,300	1,500	(475)	900	755
Non-interest income	1,108	683	1,020	1,383	1,328
Non-interest expense	11,952	14,364	14,260	13,652	13,894
Income tax expense	1,121	1,076	2,188	2,359	2,317
Net income	$2,726	$2,521	$5,124	$5,232	$5,227
Net income per diluted share	$0.14	$0.12	$0.29	$0.30	$0.30
Common Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

	Financial Ratios[3]
	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
Return on average assets	0.36%	0.34%	0.72%	0.75%	0.77%
Return on average stockholder’s equity	4.57%	4.21%	9.12%	9.44%	9.61%
Net interest margin	2.45%	2.63%	2.88%	3.06%	3.16%
Stockholder’s equity to total assets	8.07%	8.18%	8.24%	7.92%	8.08%
Efficiency Ratio[4]	62.58%	73.81%	67.59%	61.65%	62.61%

	Asset Quality Ratios
	(In thousands, except for ratio %)
	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
Non-Accrual Loans	$4,495	$4,362	$4,160	$5,074	$5,488
Non-Accrual Loans as a % of Total Loans	0.19%	0.20%	0.19%	0.22%	0.24%
ALLL as % of Non-Accrual Loans	641.65%	585.37%	570.53%	486.62%	433.47%
Impaired Loans	26,839	23,022	26,912	30,856	37,275
Classified Loans	13,584	9,882	13,483	15,998	22,679

(1) Calculated by dividing stockholders' equity to shares outstanding.
(2) Calculated by dividing tangible stockholders’ common equity, a non-GAAP measure, by shares outstanding. Tangible stockholders’ common equity is stockholders’ equity less goodwill and preferred stock. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter”.

(3) Ratios are presented on an annualized basis, where appropriate.
(4) The Efficiency Ratio, a non-GAAP measure, was calculated by dividing non-interest expense by the total of net interest income and non-interest income. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter”.

BCBP Reports Second Quarter 2020 Earnings
July 27, 2020

	Recorded Investment in Loans Receivable by quarter
	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
	(In thousands)
Residential one-to-four family	$247,471	$268,137	$248,381	$252,971	$258,688
Commercial and multi-family	1,643,954	1,577,816	1,606,976	1,668,982	1,702,132
Construction	111,463	101,692	104,996	131,697	134,963
Commercial business	309,284	177,146	177,642	161,649	164,569
Home equity	63,481	64,857	64,638	63,645	63,927
Consumer	603	1,029	682	728	727
	$2,376,256	$2,190,677	$2,203,315	$2,279,672	$2,325,006
Less:
Deferred loan fees, net	(3,821)	(1,086)	(1,174)	(1,282)	(1,452)
Allowance for loan loss	(28,842)	(25,534)	(23,734)	(24,691)	(23,789)

Total loans, net	$2,343,593	$2,164,057	$2,178,407	$2,253,699	$2,299,765

	Non-Accruing Loans in Portfolio by quarter
	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
	(In thousands)
Originated loans:
Residential one-to-four family	$788	$788	$590	$814	$1,022
Commercial and multi-family	218	218	761	1,584	1,881
Commercial business	1,129	1,189	1,428	887	745
Home equity	608	294	347	350	129
Sub-total:	$2,743	$2,489	$3,126	$3,635	$3,777

Acquired loans initially recorded at fair value:
Residential one-to-four family	$544	$602	$291	$1,046	$1,116
Commercial and multi-family	631	758	217	-	-
Commercial business	513	513	513	378	378
Home equity	64	-	13	15	217
Sub-total:	$1,752	$1,873	$1,034	$1,439	$1,711

Total:	$4,495	$4,362	$4,160	$5,074	$5,488

BCBP Reports Second Quarter 2020 Earnings
July 27, 2020

	Distribution of Deposits by quarter
	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
	(In thousands)
Demand:
Non-Interest Bearing	$390,912	$293,174	$271,702	$276,203	$278,002
Interest Bearing	472,064	428,683	394,074	344,385	337,362
Money Market	319,113	321,973	305,790	272,139	267,213
Sub-total:	$1,182,089	$1,043,830	$971,566	$892,727	$882,577
Savings and Club	275,567	260,291	260,545	256,531	257,774
Certificates of Deposit	984,577	1,071,600	1,129,952	1,114,199	1,067,871
Total Deposits:	$2,442,233	$2,375,721	$2,362,063	$2,263,457	$2,208,222

	Reconciliation of GAAP to Non-GAAP Financial Measures by quarter

	Tangible Book Value per Share
	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
	(In thousands, except per share amounts)
Total Stockholders' Equity	$241,019	$240,638	$239,473	$223,719	$221,153
Less: goodwill	5,253	5,253	5,253	5,570	5,587
Less: preferred stock	27,956	24,876	25,016	25,016	25,016
Total tangible stockholders' equity	207,810	210,509	209,204	193,133	190,550
Shares outstanding	17,057	17,407	17,517	16,477	16,461
Book value per share	$14.13	$13.82	$13.67	$13.58	$13.43
Tangible book value per share	$12.18	$12.09	$11.94	$11.72	$11.58

	Efficiency Ratios
	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
	(In thousands, except for ratio %)
Net interest income	$17,991	$18,778	$20,077	$20,760	$20,865
Non-interest income	1,108	683	1,020	1,383	1,328
Total income	19,099	19,461	21,097	22,143	22,193
Non-interest expense	11,952	14,364	14,260	13,652	13,894
Efficiency Ratio	62.58%	73.81%	67.59%	61.65%	62.61%